EXHIBIT 99.1

Stillwater Mining Company Reports First Quarter 2015 Results

BILLINGS, Mont., May 6, 2015 (GLOBE NEWSWIRE) -- Stillwater Mining Company (NYSE:SWC) today reported financial results for the quarter ended March 31, 2015.

First Quarter 2015 Highlights:

  Consolidated net income attributable to common stockholders of $23.0 million or $0.17 per diluted share, an increase of 17.5% over the first quarter of 2014
  Increase in cash and cash equivalents plus highly liquid investments of $9.7 million from the prior quarter, ending the first quarter of 2015 with $541.2 million
  All-in Sustaining Costs (AISC)* of $763 per mined ounce of palladium and platinum, compared to $788 per mined ounce for the first quarter of 2014
  General and administrative expenses of $8.3 million, a decrease of 14.7% from the first quarter of 2014
  Mined palladium and platinum production of 133,300 ounces, an increase from 130,700 ounces for the first quarter of 2014
  Processed 108,700 ounces of recycled palladium, platinum and rhodium, an increase of 7.1% over 101,500 ounces recycled during the first quarter of 2014

Commenting on the 2015 first quarter results, Mick McMullen, the Company's President and Chief Executive Officer stated, "There were both positive and challenging aspects to the first quarter of 2015. Mine production was strong at 133,300 ounces, at the high end of our guidance range. Cash and investments continued to grow, although not at a rate we would prefer. We ended the quarter with $541.2 million of cash and liquid investments. General and administrative costs were reduced further to $8.3 million for the quarter, which was at the low end of guidance. We made significant progress in the recycling business by signing two long-term contracts providing us with new material deliveries that have started in the second quarter. The labor agreement with employees at the Stillwater Mine and the Columbus processing facility is scheduled to expire on June 1, and negotiations that began during the first quarter regarding a new contract are ongoing.

"First quarter 2015 AISC of $763 per mined ounce was better than the first quarter of last year but up from a very good result of $725 for the fourth quarter of 2014. We remain focused on driving these costs back down to our stated goal of AISC in the low $700 per ounce range. We are confident there are additional opportunities to further reduce operating costs and we intend to capitalize on those opportunities.

"Metal prices continued to be a headwind during the quarter. Our first quarter average realized basket price for mined palladium and platinum was $871 per ounce. This is down from $907 reported for the first quarter of last year and down sequentially from $882 reported for the fourth quarter of 2014. Our basket price today is approximately $877 per ounce. The price volatility continues to demonstrate the need to improve cost efficiency within the organization. We are striving to create a lean cost structure to provide the necessary flexibility to manage through the volatile cycles of fluctuating metals prices," concluded Mr. McMullen.

First quarter 2015 consolidated net income attributable to common stockholders was $23.0 million, or $0.17 per diluted share; the comparable first quarter of 2014 consolidated net income attributable to common stockholders was $19.6 million, or $0.15 per diluted share. The first quarter of 2015 was impacted by lower costs and increased mine production, offset by lower realized prices and a $4.8 million decline in foreign currency effects, mostly attributable to the Company's Argentine assets.

2015 Full-Year Guidance:

Following a review of first quarter 2015 results and forecasts for the remainder of the year, guidance for the full-year 2015 remains unchanged and is detailed in the table below.

2015 Guidance
Mined Production (palladium and platinum ounces)	520,000 - 535,000
Total Cash Costs per Mined Ounce (net of by-product and recycling credits)*	$480 - $520
All-In Sustaining Costs per Mined Ounce*(1)	$730 - $780
General and Administrative (millions)	$30 - $40
Exploration (millions)(2)	$4 - $6
Sustaining Capital Expenditures (millions)	$83 - $88
Project Capital Expenditures (millions)(3)	$42 - $47
Total Capital Expenditures (millions)(3)	$125 - $135

(1) All-in sustaining costs per mined ounce guidance for 2015 assumes the exclusion of approximately $24 per ounce recycling credit and approximately $11 per ounce for foreign activities.
(2) Exploration includes expenses for Marathon, Altar and Montana operations.
(3) Excludes project capitalized interest and capitalized depreciation.

Mine production in the first quarter of 2015 was 133,300 ounces of palladium and platinum; this was up slightly compared to mine production of 130,700 ounces in the first quarter of 2014. The change in total mined ounces was driven by an increase in production at the East Boulder Mine, reflecting the Graham Creek development area coming on-line and the benefit of adding an additional crew at the East Boulder mill in late 2014. This increase was partially offset by reduced output at the Stillwater Mine due to the planned deferral of production in some mining stopes until new infrastructure is in place to improve the profitability of mining in those areas.

Mine Production Comparison:

(Produced ounces)	2015 First Quarter	2014 First Quarter
Palladium	64,500	68,900
Platinum	19,200	20,800
Stillwater Mine Total	83,700	89,700

Palladium	38,700	31,900
Platinum	10,900	9,100
East Boulder Mine Total	49,600	41,000

Palladium	103,200	100,800
Platinum	30,100	29,900
Total	133,300	130,700

Revenue from the Company's Mine Production segment, (including proceeds from the sale of by-products) totaled $125.7 million, in both the first quarter of 2015 and the first quarter of 2014. The 2015 combined average realized price for the sales of mined palladium and platinum decreased for the first quarter to $871 per ounce, compared to $907 per ounce realized in the first quarter of 2014. The total quantity of mined palladium and platinum sold in the first quarter of 2015 was 136,700 ounces compared to 131,300 ounces sold in the same period of 2014.

Total costs of metals sold (before depletion, depreciation and amortization, and corporate overhead expenses) decreased 9.5% to $152.7 million in the first quarter of 2015 from $168.8 million in the first quarter of 2014. Mine Production costs included in costs of metals sold increased to $80.0 million in the 2015 first quarter from $78.0 million in the 2014 first quarter.

Recycling material processed during the first quarter of 2015 contained 108,700 ounces of palladium, platinum and rhodium, an increase of 7.1% from the total of 101,500 ounces processed during the first quarter of 2014. As a result of customer mix during the first quarter of 2015, the proportion of ounces processed on a toll basis increased compared to purchased ounces.

Recycling Activity Comparison:

	2015 First Quarter	2014 First Quarter
Average tons of catalyst fed per day	16.1	17.0
PGM ounces fed	108,700	101,500
PGM ounces sold	74,600	93,600
PGM tolled ounces returned	40,200	15,300

PGM Recycling revenue totaled $74.7 million for the 2015 first quarter, a decrease from $93.5 million in the same period of 2014. This decrease was a result of the shift from purchased to tolled ounces processed. The Company's combined average realized price for sales of recycled palladium, platinum and rhodium was $981 per ounce in the first quarter of 2015 compared to $980 per ounce in the first quarter of 2014. Recycling sales volumes for the first quarter of 2014 decreased to 74,600 ounces from 93,600 ounces sold in the first quarter of 2014.

PGM Recycling costs totaled $72.7 million in the first quarter of 2015, down from the $90.7 million reported in the first quarter of 2014. This decrease was primarily due to the shift from purchased to tolling ounces processed during the quarter, as overall contained ounces volume increased.

General and administrative costs were $8.3 million in the first quarter of 2015 compared to $9.8 million incurred during the same period of 2014.

The 2015 first quarter earnings reflect a discrete income tax benefit of approximately $8.6 million related to the establishment of SWC Trading Inc. to manage the Company's sales and trading activities.

All-In Sustaining Costs Per Mined Ounce

All-in Sustaining Costs per Mined Ounce (AISC)* totaled $763 for the first quarter of 2015, a decrease from $788 recorded for the same period of 2014.

All-In Sustaining Costs Per Mined Ounce Combined Montana Mining Operations	2015 First Quarter	2014 First Quarter
Reported Total Cash Costs per Mined Ounce (Net of Credits)*	$ 537	$ 568
PGM Recycling Income Credit	16	24
Corporate General & Administrative Costs (Before DD&A)	58	59
Capital Outlay to Sustain Production at the Montana Operating Mines	152	137
All-In Sustaining Costs per Mined Ounce*	$ 763	$ 788

Cash Costs Per Mined Ounce

Combined Total Cash Costs per Mined Ounce (net of by-product and recycling credits)* averaged $537 per ounce for the first quarter of 2015, compared to $568 per ounce for the first quarter of 2014. The table below illustrates the effect of by-product and recycling credits on the total cash costs per mined ounce, net of credits, for the combined Montana mining operations.

Cash Costs Per Mined Ounce Combined Montana Mining Operations	2015 First Quarter	2014 First Quarter
Reported Total Cash Costs per Mined Ounce (Net of Credits)*	$ 537	$ 568
By-Product Revenue Credit	51	51
PGM Recycling Income Credit	16	24
Total Cash Costs per Mined Ounce (Before Credits)*	$ 604	$ 643

Cash Flow and Liquidity

At March 31, 2015, the Company's consolidated available cash balance was $262.6 million, compared to $280.3 million at December 31, 2014. The Company's cash and cash equivalents plus highly liquid investments totaled $541.2 million at March 31, 2015, an increase of $9.7 million from $531.5 million at December 31, 2014. Net working capital increased to $625.1 million at March 31, 2015, from $619.4 million at the end of 2014.

Net cash provided by operating activities (which includes changes in working capital) totaled $38.3 million for the quarter ended March 31, 2015, compared to $4.8 million of cash provided for the same period of 2014. A significant driver of the improvement was the timing of metal sales and the related payments during the quarter. Cash capital expenditures were $27.9 million for the quarter ended March 31, 2015, compared to $26.1 million in the same period of 2014.

Outstanding total balance sheet debt reported at March 31, 2015, was approximately $300.1 million, an increase from $296.2 million at December 31, 2014. The Company's reported debt balance at March 31, 2015, included approximately $295.6 million of 1.75% convertible debentures (net of unamortized discount of approximately $101.1 million), $2.2 million of 1.875% convertible debentures and approximately $2.3 million for a capital lease and financing for a small installment land purchase. The increase in the debt balance is attributable to the accretion of the discount on the Company's outstanding 1.75% convertible debentures.

* These are non-GAAP financial measures. For a full description and reconciliation of these and other non-GAAP financial measures to GAAP financial measures, see Reconciliation of Non-GAAP Financial Measures to Consolidated Costs of Revenues below.

2015 First Quarter Results Webcast and Conference Call

Stillwater Mining Company will conduct a conference call to discuss first quarter 2015 results at 12:00 noon Eastern Daylight Time on Wednesday, May 6, 2015.

Dial-In Numbers:	United States:	(877) 407-8037
	International:	(201) 689-8037

A simultaneous webcast and presentation to accompany the conference call will be available through the Investor Relations section of the Company's website at www.stillwatermining.com.

A telephone replay of the call will be available for one week following the event. The replay dial-in numbers are (877) 660-6853 (U.S.) and (201) 612-7415 (International), access code 13607510. In addition, the call transcript will be archived in the Investor Relations section of the Company's website.

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. miner of platinum group metals (PGMs) and the largest primary producer of PGMs outside of South Africa and the Russian Federation. PGMs are rare precious metals used in a wide variety of applications, including automobile catalysts, fuel cells, hydrogen purification, electronics, jewelry, dentistry, medicine and coinage. The Company is engaged in the development, extraction and processing of PGMs from a geological formation in south-central Montana known as the J-M Reef. The J-M Reef is the only known significant source of PGMs in the U.S. and the highest-grade PGM resource known in the world. The Company also recycles PGMs from spent catalytic converters and other industrial sources. The Company owns the Marathon PGM-copper deposit in Ontario, Canada, and the Altar porphyry copper-gold deposit located in the San Juan province of Argentina. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information about the Company can be found at its website: www.stillwatermining.com.

Cautionary Note Concerning Forward-Looking Statements

Some statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially from management's expectations. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates," "predicts," "should," "will," "may" or similar expressions. Such statements also include, but are not limited to, comments regarding growing profitability; controlling costs; improving the efficiency of our operations; strengthening our financial and operating performance; managing our business through volatile metal prices; estimated 2015 production, cash costs per mined ounce, AISC, general and administrative costs, exploration expense, and capital expenditures; and the usefulness of non-GAAP financial measures. The forward-looking statements in this release are based on assumptions and analyses made by Management in light of experience and perception of historical trends, current conditions, expected future developments, and other factors that are deemed appropriate. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The forward-looking statements herein speak only as of the date of this release. The Company disclaims any obligation to update forward-looking statements.

Stillwater Mining Company
Consolidated Statements of Comprehensive Income
(Unaudited)

	Three Months Ended
	March 31,
(In thousands, except per share data)	2015	2014
REVENUES
Mine Production	$ 125,738	$ 125,729
PGM Recycling	74,682	93,535
Other	100	235
Total revenues	200,520	219,499
COSTS AND EXPENSES
Costs of metals sold
Mine Production	80,041	77,992
PGM Recycling	72,705	90,706
Other	—	79
Total costs of metals sold (excludes depletion, depreciation and amortization)	152,746	168,777
Depletion, depreciation and amortization
Mine Production	16,869	14,910
PGM Recycling	252	241
Total depletion, depreciation and amortization	17,121	15,151
Total costs of revenues	169,867	183,928
Loss (gain) on disposal of property, plant and equipment	3	(238)
Loss on long-term investments	55	—
Exploration	1,080	1,046
General and administrative	8,345	9,786
Total costs and expenses	179,350	194,522
OPERATING INCOME	21,170	24,977
OTHER INCOME (EXPENSE)
Other	884	33
Interest income	703	825
Interest expense	(5,304)	(5,850)
Foreign currency transaction (loss) gain, net	(608)	4,179
INCOME BEFORE INCOME TAX BENEFIT (PROVISION)	16,845	24,164
Income tax benefit (provision)	6,043	(5,125)
NET INCOME	$ 22,888	$ 19,039
Net loss attributable to noncontrolling interest	(115)	(533)
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$ 23,003	$ 19,572
Other comprehensive income, net of tax
Net unrealized gains (losses) on investments available-for-sale	136	(37)
COMPREHENSIVE INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$ 23,139	$ 19,535
Comprehensive loss attributable to noncontrolling interest	(115)	(533)
TOTAL COMPREHENSIVE INCOME	$ 23,024	$ 19,002
Weighted average common shares outstanding
Basic	120,521	119,608
Diluted	156,807	155,754
Basic earnings per share attributable to common stockholders	$ 0.19	$ 0.16
Diluted earnings per share attributable to common stockholders	$ 0.17	$ 0.15

Stillwater Mining Company
Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
(In thousands, except per share data)	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$ 262,608	$ 280,286
Investments, at fair market value	278,565	251,254
Inventories	123,372	130,307
Trade receivables	1,152	1,277
Deferred income taxes	17,800	21,055
Prepaids	1,363	2,546
Other current assets	15,123	14,671
Total current assets	699,983	701,396
Mineral properties	159,252	159,252
Mine development, net	422,551	409,754
Property, plant and equipment, net	115,957	118,881
Deferred debt issuance costs	5,729	6,032
Other noncurrent assets	5,571	4,012
Total assets	$ 1,409,043	$ 1,399,327
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$ 22,535	$ 26,806
Accrued compensation and benefits	27,821	29,973
Property, production and franchise taxes payable	13,787	15,828
Current portion of long-term debt and capital lease obligations	2,172	2,144
Other current liabilities	8,561	7,288
Total current liabilities	74,876	82,039
Long-term debt and capital lease obligations	297,933	294,023
Deferred income taxes	52,798	68,896
Accrued workers compensation	5,914	6,060
Asset retirement obligation	9,292	9,401
Other noncurrent liabilities	10,035	7,200
Total liabilities	450,848	467,619
EQUITY
Stockholders' equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized; 120,619,315 and 120,381,746 shares issued and outstanding	1,206	1,204
Paid-in capital	1,094,607	1,091,146
Accumulated deficit	(156,136)	(179,139)
Accumulated other comprehensive income	153	17
Total stockholders' equity	939,830	913,228
Noncontrolling interest	18,365	18,480
Total equity	958,195	931,708
Total liabilities and equity	$ 1,409,043	$ 1,399,327

Stillwater Mining Company
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	March 31,
(In thousands)	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$ 22,888	$ 19,039
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	17,121	15,151
Loss (gain) on disposal of property, plant and equipment	3	(238)
Loss on long-term investments	55	—
Amortization/accretion of investment premium/discount	420	574
Deferred taxes	(12,409)	(2,131)
Foreign currency transaction loss (gain), net	608	(4,179)
Accretion of asset retirement obligation	191	181
Amortization of deferred debt issuance costs	303	364
Accretion of convertible debenture debt discount	4,525	4,170
Share based compensation and other benefits	3,438	3,180
Non-cash capitalized interest	(866)	(679)
Changes in operating assets and liabilities:
Inventories	5,997	(6,133)
Trade receivables	125	(19,883)
Prepaids	1,183	2,039
Accounts payable	(2,043)	(7,579)
Accrued compensation and benefits	(2,152)	(1,164)
Property, production and franchise taxes payable	794	1,070
Income taxes payable	—	1,683
Accrued workers compensation	(146)	(33)
Other operating assets	(1,879)	(4,234)
Other operating liabilities	156	3,567
NET CASH PROVIDED BY OPERATING ACTIVITIES	38,312	4,765
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(27,902)	(26,133)
Proceeds from disposal of property, plant and equipment	—	259
Purchases of investments	(57,371)	(76,352)
Proceeds from maturities of investments	29,839	35,419
NET CASH USED IN INVESTING ACTIVITIES	(55,434)	(66,807)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on debt and capital lease obligations	(584)	(557)
Proceeds from issuance of common stock	28	536
NET CASH USED IN FINANCING ACTIVITIES	(556)	(21)
CASH AND CASH EQUIVALENTS
Net decrease	(17,678)	(62,063)
Balance at beginning of period	280,286	286,687
BALANCE AT END OF PERIOD	$ 262,608	$ 224,624

Stillwater Mining Company
Key Operating Factors
(Unaudited)

	Three Months Ended
	March 31,
(In thousands, except where noted)	2015	2014
OPERATING AND COST DATA FOR MINE PRODUCTION
Consolidated:
Ounces produced
Palladium	103	101
Platinum	30	30
Total	133	131
Tons milled	308	277
Mill head grade (ounce per ton)	0.46	0.50
Sub-grade tons milled (1)	28	18
Sub-grade tons mill head grade (ounce per ton)	0.16	0.19
Total tons milled(1)	336	295
Combined mill head grade (ounce per ton)	0.44	0.48
Total mill recovery (%)	92	92
Total mine concentrate shipped (tons) (3)	8,456	7,301
Platinum grade in concentrate (ounce per ton) (3)	3.74	4.70
Palladium grade in concentrate (ounce per ton) (3)	12.58	14.93
Total cash costs per ounce - net of credits (Non-GAAP) (2)	$ 537	$ 568
Total cash costs per ton milled - net of credits (Non-GAAP) (2)	$ 213	$ 251
Stillwater Mine:
Ounces produced
Palladium	64	69
Platinum	19	21
Total	83	90
Tons milled	172	170
Mill head grade (ounce per ton)	0.51	0.56
Sub-grade tons milled (1)	18	8
Sub-grade tons mill head grade (ounce per ton)	0.19	0.28
Total tons milled (1)	190	178
Combined mill head grade (ounce per ton)	0.48	0.55
Total mill recovery (%)	93	93
Total mine concentrate shipped (tons) (3)	4,650	4,395
Platinum grade in concentrate (ounce per ton) (3)	4.44	5.56
Palladium grade in concentrate (ounce per ton) (3)	14.48	17.19
Total cash costs per ounce - net of credits (Non-GAAP) (2)	$ 531	$ 546
Total cash costs per ton milled - net of credits (Non-GAAP) (2)	$ 234	$ 275

Stillwater Mining Company
Key Operating Factors (Continued)
(Unaudited)

	Three Months Ended
	March 31,
(In thousands, except where noted)	2015	2014
OPERATING AND COST DATA FOR MINE PRODUCTION (Continued)
East Boulder Mine:
Ounces produced
Palladium	39	32
Platinum	11	9
Total	50	41
Tons milled	136	107
Mill head grade (ounce per ton)	0.40	0.41
Sub-grade tons milled (1)	10	10
Sub-grade tons mill head grade (ounce per ton)	0.10	0.11
Total tons milled (1)	146	117
Combined mill head grade (ounce per ton)	0.38	0.39
Total mill recovery (%)	91	90
Total mine concentrate shipped (tons) (3)	3,806	2,906
Platinum grade in concentrate (ounce per ton) (3)	2.89	3.41
Palladium grade in concentrate (ounce per ton) (3)	10.25	11.52
Total cash costs per ounce - net of credits (Non-GAAP) (2)	$ 547	$ 614
Total cash costs per ton milled - net of credits (Non-GAAP) (2)	$ 186	$ 215

(1) Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only. See "Proven and Probable Ore Reserves – Discussion" in the Company's forthcoming 2015 Annual Report on Form 10-Q for further information.
(2) Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Income taxes, corporate general and administrative expenses, asset impairment write-downs, gain or loss on disposal of property, plant and equipment, reorganization costs and interest income and expense are not included in total cash costs. Cash costs per ton and cash costs per ounce, are non-GAAP financial measure that management uses to monitor and evaluate the efficiency of its mining operations. These measures of cost are not defined under U.S. Generally Accepted Accounting Principles (GAAP). See "Reconciliation of Non-GAAP Financial Measures to Consolidated Costs of Revenues" and the accompanying discussion for additional detail.
(3) The concentrate tonnage and grade values are inclusive of periodic re-processing of smelter slag and internal furnace brick PGM bearing materials.

Stillwater Mining Company
Key Operating Factors (Continued)
(Unaudited)

	Three Months Ended
	March 31,
(In thousands, except for average prices)	2015	2014
SALES AND PRICE DATA
Ounces sold
Mine Production:
Palladium (oz.)	107	100
Platinum (oz.)	30	31
Total	137	131
PGM Recycling: (1)
Palladium (oz.)	44	54
Platinum (oz.)	25	32
Rhodium (oz.)	6	8
Total	75	94
By-products from Mine Production: (2)
Rhodium (oz.)	1	1
Gold (oz.)	3	3
Silver (oz.)	1	2
Copper (lb.)	260	176
Nickel (lb.)	398	365
Average realized price per ounce (3)
Mine Production:
Palladium ($/oz.)	$ 784	$ 743
Platinum ($/oz.)	$ 1,189	$ 1,431
Combined ($/oz.)(4)	$ 871	$ 907
PGM Recycling: (1)
Palladium ($/oz.)	$ 797	$ 729
Platinum ($/oz.)	$ 1,250	$ 1,410
Rhodium ($/oz.)	$ 1,220	$ 857
Combined ($/oz.)(4)	$ 981	$ 980
By-products from Mine Production: (2)
Rhodium ($/oz.)	$ 1,166	$ 1,060
Gold ($/oz.)	$ 1,222	$ 1,295
Silver ($/oz.)	$ 17	$ 21
Copper ($/lb.)	$ 2.46	$ 3.05
Nickel ($/lb.)	$ 4.97	$ 5.81
Average market price per ounce (3)
Palladium ($/oz.)	$ 786	$ 745
Platinum ($/oz.)	$ 1,192	$ 1,429
Combined ($/oz.)(4)	$ 873	$ 908

(1) Ounces sold and average realized price per ounce from PGM Recycling relate to ounces produced from processing of catalyst materials.
(2) By-product metals sold reflect contained metal produced from mined ore alongside the Company's primary production of palladium and platinum. Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.
(3) The Company's average realized price represents revenues, which include the effect of hedging gains and losses realized on commodity instruments and agreement discounts, divided by ounces sold. The average market price represents the average price in the London market for the actual months of the period.
(4) The Company calculates the combined average realized and a combined average market price of palladium and platinum using the same ratio as the rate of ounces of each respective metal that are produced from the base metal refinery.

Reconciliation of Non-GAAP Financial Measures to Consolidated Costs of Revenues

The Company utilizes certain non-GAAP financial measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags of one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP financial measure included in the Company's Consolidated Statements of Comprehensive Income) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP financial measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP financial measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP financial measures are not standardized across the mining industry and in most cases will not be comparable to similar measures that may be provided by other companies. These non-GAAP financial measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of earnings or profitability. A reconciliation of these measures to costs of revenues, the most directly comparable GAAP financial measure, for each period shown is provided as part of the following tables, and a description of each non-GAAP financial measure is provided below.

Total Consolidated Costs of Revenues: For the Company as a whole, this measure is equal to total costs of revenues, as reported in the Consolidated Statements of Comprehensive Income. For the Stillwater Mine, the East Boulder Mine, and PGM Recycling and Other, the Company segregates the expenses within total costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in total cost of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for the Stillwater Mine, the East Boulder Mine and PGM Recycling and Other are equal in the aggregate, to total consolidated costs of revenues as reported in the Company's Consolidated Statements of Comprehensive Income.

Total Cash Costs (Non-GAAP): This non-GAAP financial measure is calculated as total costs of revenues (for each mine or combined) adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, revenues from the sale of mine by-products, depreciation and amortization and asset retirement costs, and timing differences resulting from changes in product inventories. The Company uses this measure as a comparative indication of the cash costs related to mine production and processing operations in any period. It is a measure of extraction efficiency.

When divided by the total tons milled in the respective period, Total Cash Costs per Ton Milled (Non-GAAP), measured for each mine or combined, provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, mine production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which mine production tons are measured precisely. Consequently, Total Cash Costs per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Costs per Ounce (Non-GAAP), measured for each mine or combined, provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cash cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Costs per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Stillwater Mining Company
Reconciliation of Non-GAAP Financial Measures to Consolidated Costs of Revenues
(Unaudited)

	Three Months Ended
	March 31,
(In thousands, except per ounce and per ton data)	2015	2014
Consolidated:
Total cash costs before by-product and recycling credits (Non-GAAP)	$ 80,433	$ 84,051
By-product credit	(6,745)	(6,681)
Recycling income credit	(2,127)	(3,168)
Total cash costs net of by-product and recycling credits (Non-GAAP)	$ 71,561	$ 74,202

Divided by platinum/palladium ounces produced	133	131

Total cash costs before by-product and recycling credits per ounce Pt/Pd produced (Non-GAAP)	$ 604	$ 643
By-product credit per ounce Pt/Pd produced	(51)	(51)
Recycling income credit per ounce Pt/Pd produced	(16)	(24)

Total cash costs net of by-product and recycling credits per ounce Pt/Pd produced (Non-GAAP)	$ 537	$ 568

Divided by ore tons milled	336	295

Total cash costs before by-product and recycling credits per ore ton milled (Non-GAAP)	$ 239	$ 285
By-product credit per ore ton milled	(20)	(23)
Recycling income credit per ore ton milled	(6)	(11)
Total cash costs net of by-product and recycling credits per ore ton milled (Non-GAAP)	$ 213	$ 251

Reconciliation to consolidated costs of revenues:
Total cash costs net of by-product and recycling credits (Non-GAAP)	$ 71,561	$ 74,202
Asset retirement costs	191	181
Depletion, depreciation and amortization	16,869	14,910
Depletion, depreciation and amortization (in inventory)	(937)	553
Change in product inventories	354	(6,714)
Cost of PGM Recycling	72,705	90,706
PGM Recycling depreciation	252	241
By-product credit	6,745	6,681
Profit from PGM Recycling (before gain/loss on asset disposals)	2,127	3,168
Total consolidated cost of revenues	$ 169,867	$ 183,928

Stillwater Mining Company
Reconciliation of Non-GAAP Financial Measures to Consolidated Costs of Revenues (Continued)
(Unaudited)

	Three Months Ended
	March 31,
(In thousands, except per ounce and per ton data)	2015	2014
Stillwater Mine:
Total cash costs before by-product and recycling credits (Non-GAAP)	$ 49,534	$ 55,228
Less: By-product credit	(3,805)	(4,016)
Less: Recycling income credit	(1,335)	(2,171)
Total cash costs net of by-product and recycling credits (Non-GAAP)	$ 44,394	$ 49,041

Divided by platinum/palladium ounces produced	84	90

Total cash costs before by-product and recycling credits per ounce Pt/Pd produced (Non-GAAP)	$ 592	$ 615
Less: By-product credit per ounce Pt/Pd produced	(45)	(45)
Less: Recycling income credit per ounce Pt/Pd produced	(16)	(24)

Total cash costs net of by-product and recycling credits per ounce Pt/Pd produced (Non-GAAP)	$ 531	$ 546

Divided by ore tons milled	190	178

Total cash costs before by-product and recycling credits per ore ton milled (Non-GAAP)	$ 261	$ 310
Less: By-product credit per ore ton milled	(20)	(23)
Less: Recycling income credit per ore ton milled	(7)	(12)
Total cash costs net of by-product and recycling credits per ore ton milled (Non-GAAP)	$ 234	$ 275

Reconciliation to costs of revenues:
Total cash costs net of by-product and recycling credits (Non-GAAP)	$ 44,394	$ 49,041
Asset retirement costs	183	169
Depletion, depreciation and amortization	12,095	11,385
Depletion, depreciation and amortization (in inventory)	(716)	372
Change in product inventories	1,259	(4,050)
By-product credit	3,805	4,016
Profit from PGM Recycling (before gain/loss on asset disposals)	1,335	2,171
Total costs of revenues	$ 62,355	$ 63,104

Stillwater Mining Company
Reconciliation of Non-GAAP Financial Measures to Consolidated Costs of Revenues (Continued)
(Unaudited)

	Three Months Ended
	March 31,
(In thousands, except per ounce and per ton data)	2015	2014
East Boulder Mine
Total cash costs before by-product and recycling credits (Non-GAAP)	$ 30,899	$ 28,823
Less: By-product credit	(2,940)	(2,665)
Less: Recycling income credit	(792)	(997)
Total cash costs net of by-product and recycling credits (Non-GAAP)	$ 27,167	$ 25,161

Divided by platinum/palladium ounces produced	50	41

Total cash costs before by-product and recycling credits per ounce Pt/Pd produced (Non-GAAP)	$ 622	$ 703
Less: By-product credit per ounce Pt/Pd produced	(59)	(65)
Less: Recycling income credit per ounce Pt/Pd produced	(16)	(24)

Total cash costs net of by-product and recycling credits per ounce Pt/Pd produced (Non-GAAP)	$ 547	$ 614

Divided by ore tons milled	146	117

Total cash costs before by-product and recycling credits per ore ton milled (Non-GAAP)	$ 211	$ 247
Less: By-product credit per ore ton milled	(20)	(23)
Less: Recycling income credit per ore ton milled	(5)	(9)
Total cash costs net of by-product and recycling credits per ore ton milled (Non-GAAP)	$ 186	$ 215

Reconciliation to costs of revenues:
Total cash costs net of by-product and recycling credits (Non-GAAP)	$ 27,167	$ 25,161
Asset retirement costs	8	12
Depletion, depreciation and amortization	4,774	3,525
Depletion, depreciation and amortization (in inventory)	(221)	181
Change in product inventories	(905)	(2,743)
By-product credit	2,940	2,665
Profit from PGM Recycling (before gain/loss on asset disposals)	792	997
Total costs of revenues	$ 34,555	$ 29,798

PGM Recycling and Other: (1)
Cost of open market acquisitions	$ —	$ 79
Cost of PGM Recycling	72,705	90,706
PGM Recycling depreciation	252	241
Total costs of revenues	$ 72,957	$ 91,026

(1) PGM Recycling and Other include PGM recycling and metal acquired periodically in the open market and simultaneously resold to third parties.

Stillwater Mining Company
All-In Sustaining Costs (a Non-GAAP Financial Measure)

(Unaudited)

All-In Sustaining Costs (Non-GAAP): This non-GAAP financial measure is used as an indicator from period to period of the level of total cash required by the Company to maintain and operate the existing mines, including corporate administrative costs and replacement capital. The measure is calculated beginning with total cash costs (another non-GAAP financial measure, described above), and adding to it the recycling income credit, domestic corporate overhead and marketing costs (excluding any depreciation, research and development, and reorganization costs included in corporate overhead costs) and that portion of total capital expenditures associated with sustaining the current level of mining operations. (Capital expenditures for Blitz, Graham Creek and certain other one-time projects are not included in the calculation.)

When divided by the total recoverable PGM ounces in the respective period, All-In Sustaining Costs per Mined Ounce (Non-GAAP) provides an indication of the level of total cash required to maintain and operate the mines per PGM ounce produced in the period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because the objective of PGM mining activity is to extract PGM material, the all-in cash costs per ounce to produce PGM material, administer the business and sustain the operating capacity of the mines is a useful measure for comparing overall extraction efficiency between periods. This measure is affected by the total level of spending in the period and by the grade and volume of ore produced.

	Three Months Ended
	March 31,
(In thousands, except $/oz.)	2015	2014
All-In Sustaining Costs
Total cash costs net of by-product and recycling credits (Non-GAAP)	$ 71,561	$ 74,202
Recycling income credit	2,127	3,168
	$ 73,688	$ 77,370

Consolidated Corporate General & Administrative costs	$ 8,345	$ 9,786
Corporate depreciation and R&D included in Consolidated Corporate General & Administrative costs (1)	(132)	(143)
General & Administrative Costs - Foreign Subsidiaries	(417)	(1,856)
	$ 7,796	$ 7,787

Total capitalized costs	$ 28,375	$ 24,674
Capital associated with expansion	(8,121)	(6,789)
Total Capital incurred to sustain existing operations	$ 20,254	$ 17,885

All-In Sustaining Costs (Non-GAAP)	$ 101,738	$ 103,042

Mined ounces produced	133.3	130.7

All-In Sustaining Costs per Mined Ounce ($/oz.) (Non-GAAP)	$ 763	$ 788

(1) Consolidated Corporate General & Administrative Costs includes Marketing and Research and Development (R&D) costs. The Marketing and R&D costs in prior years were separate line items on the Company's Consolidated Statements of Comprehensive Income.

Prior year numbers have been restated to conform to current year presentation.

CONTACT: INVESTOR CONTACT:

         Mike Beckstead
         (406) 373-8971
         investor-relations@stillwatermining.com